Exhibit 99

Carpenter Technology Reports Record Quarterly Results

    WYOMISSING, Pa.--(BUSINESS WIRE)--April 24, 2006--Carpenter
Technology Corporation (NYSE:CRS):

    --  Record net income of $60.8 million - up 72% from a year ago

    --  Record revenues of $426.0 million - up 25% from a year ago

    --  Aerospace market sales increased 80% to a record high

    --  Record international sales accounted for 33% of total sales

    Carpenter Technology Corporation (NYSE:CRS) today reported record quarterly sales and net income. Results were led by strong demand for aerospace materials and by the Company's continued focus on cost through lean and variation reduction.
    Net sales for the third quarter ended March 31, 2006 were $426.0 million, compared with $342.1 million for the same quarter a year ago.
    Net income in the third quarter was $60.8 million, or $2.32 per diluted share, compared to net income of $35.3 million, or $1.38 per diluted share, a year ago.
    Free cash flow in the third quarter was $53.3 million, compared with $46.1 million in the quarter a year ago.

    Year-to-Date Results

    Net sales for the first nine months of the current fiscal year were $1.1 billion, compared with $951.8 million for the same period a year ago.
    Net income for the first nine months of the current fiscal year was $143.8 million, or $5.51 per diluted share, compared with net income of $87.6 million, or $3.48 per diluted share, for the same period a year ago.
    Free cash flow for the first nine months of fiscal 2006 was $95.8 million, compared to free cash flow of $88.7 million for the same period a year ago.

    Third Quarter - Operating Summary

    "Record quarterly results were achieved primarily due to robust demand from the aerospace market for our specialty alloy and titanium materials, and our ongoing focus on operational excellence," said Robert J. Torcolini, chairman, president and chief executive officer. "Our growth in the aerospace and other key markets reflects our strategy to develop and produce materials that are valued for their performance characteristics.
    "For the quarter, aerospace sales reached a record level and accounted for 43 percent of total sales. Sales of our higher value materials also benefited from favorable market conditions in the medical and power generation markets.
    "I am pleased that a continuous refinement of our business operating model has proven effective in enabling us to generate returns above our cost of capital. We will continue to improve upon our operating model so that we can build shareholder value through all phases of a business cycle."
    For the third quarter, Carpenter's sales increased 25 percent compared to a year ago. Sales in the most recent quarter benefited from increased sales of higher value materials, especially to the aerospace, medical and power generation markets, and higher base selling prices. Adjusted for surcharges, sales increased 26 percent from the third quarter a year ago.
    Sales increased in several key end-use markets during the third quarter versus the same quarter a year ago.
    Aerospace market sales increased 80 percent, which reflected strong demand for specialty alloys and ceramics used in the manufacture of jet engines, and titanium used in the manufacture of structural components. Demand for aerospace materials was particularly strong due to the number and models of aircraft being built. The new, wide-body aircraft typically require a greater use of lighter-weight materials such as titanium.
    Medical market sales increased 40 percent primarily as a result of a richer product mix, growth in international markets, and increased selling prices.
    Sales to the power generation market increased 10 percent. Adjusted for sales of a divested business, sales to this market increased 30 percent in the third quarter compared to the same quarter a year ago. The increase reflected solid demand as a result of industrial gas turbine new build and maintenance activity.
    Sales to the consumer market were up 6 percent compared to a year ago. An increase in sales to the electronics, sporting goods and housing markets was tempered by the intentional reduction in sales of marginally profitable products.
    Sales to the automotive and truck markets decreased 7 percent. An increase in sales of higher value materials for the heavy duty truck market was more than offset by lower sales of materials used in engine components and in general applications.
    Industrial market sales decreased 10 percent as higher sales to the energy market were offset by reduced sales of materials to capital equipment manufacturers.
    Geographically, sales outside the United States increased 48 percent from a year ago and represented 33 percent of third quarter sales. International sales reflected strong demand for higher value materials, particularly in the aerospace and power generation markets.
    Carpenter's third quarter gross profit increased 46 percent to $124.1 million, or 29.1 percent of sales, from $85.2 million, or 24.9 percent of sales, in the same quarter a year ago.
    The 420 basis point increase in the gross profit margin reflected a richer product mix, driven primarily by demand for higher value materials from the aerospace, power generation and medical markets, reduced sales of marginally profitable products, and higher base selling prices. Margins also benefited from the ongoing lean and variation reduction initiatives.
    Carpenter's third quarter operating income increased 63 percent to $92.3 million, or 21.7 percent of sales, from $56.6 million, or 16.5 percent of sales, a year ago. The increase resulted from improved gross margins and diligent management of selling and administrative expenses.

    Outlook

    "Our operating performance through the balance of this fiscal year should benefit from the momentum in the aerospace market, as well as from the strength in other key markets," Torcolini said. "We are focused on leveraging these opportunities through our continuous efforts in lean and variation reduction in order to further enhance margins.
    "In the past quarter, J. Michael Fitzpatrick joined the company as vice chairman from the Board of Directors. Mike is leading a team of dedicated internal and external resources focused on developing alternative market and business strategies to further improve long-term shareholder value."
    Despite volatility in order patterns characteristic of a tight supply chain, Carpenter expects that its current fourth quarter operating performance will show year-over-year improvement.
    Also, Carpenter continues to estimate that its free cash flow will exceed $150 million for fiscal 2006. The estimate was confirmed despite increased working capital requirements caused by a higher value mix and by additions to inventory needed to support higher sales.

    Segment Results - Third Quarter

    Specialty Metals

    Net sales for the quarter ended March 31, 2006 for the Specialty Metals segment, which includes Specialty Alloys Operations (SAO), Dynamet, and Carpenter Powder Products (CPP) business units, were $400.3 million, compared to $311.1 million in the same quarter a year ago.
    SAO sales increased 28 percent from the same quarter a year ago. The increase was due primarily to increased demand for higher value materials from the aerospace, power generation and consumer markets, and higher base prices. SAO volume was flat with the same quarter a year ago. Increased volumes across several key end-use markets were offset by lower shipments to the automotive and industrial markets and the reduction in the sale of marginally profitable products.
    Dynamet's sales increased 65 percent in the third quarter versus a year ago. Robust demand from the aerospace market for materials used in structural fasteners, continued growth in the domestic and international medical markets, and higher base selling prices were principally responsible for the sales growth. The sales increase also reflected significantly higher titanium costs.
    CPP's sales were 8 percent lower than a year ago. Increased sales to the industrial market were more than offset by reduced sales to the automotive market and the reduction in the sale of marginally profitable products.
    Operating income for the Specialty Metals segment was $93.1 million, compared to $52.6 million a year ago. The increase in operating income reflected increased sales of higher value materials, higher base prices and a continued focus on operational improvements.

    Engineered Products Segment

    Net sales for this segment, which includes sales of fabricated metal and ceramic components, were $26.3 million, compared to $31.9 million a year ago. Last year's third quarter included $6.2 million in sales from a business that was divested in the fourth quarter of fiscal 2005. Higher sales to the automotive, aerospace and consumer markets were the primary contributors to the increased sales.
    In the third quarter, operating income for the Engineered Products segment was $4.3 million compared to $5.6 million in the third quarter of 2005. The decrease is primarily attributable to lower operating income in the ceramics business and the absence of operating income from the divested business.

    Segment Results - Year-to-Date

    Specialty Metals

    Net sales for the first nine months of fiscal 2006 for the Specialty Metals segment were $1.0 billion, compared to $858.6 million for the same period a year ago.
    SAO sales increased 19 percent from the same period a year ago due to solid demand for higher value materials from the aerospace, power generation and medical markets, and pricing actions. SAO volume decreased 12 percent from the same period a year ago due to the intentional reduction in the sale of marginally profitable products and lower shipments primarily to the industrial, consumer and automotive markets.
    Dynamet's sales increased 61 percent during the first nine months of fiscal 2006 compared to the same period a year ago. Robust demand from the aerospace market, continued growth in the domestic and international medical markets, and higher base selling prices were principally responsible for sales growth.
    CPP's sales were 13 percent higher than a year ago due to higher selling prices, stronger demand from the industrial market, and a better product mix.
    Operating income for the Specialty Metals segment was $217.4 million for the first nine months of fiscal 2006 as compared to $125.5 million for the same period a year ago. The increase in operating income reflected increased sales of higher value materials, higher base prices, and continued operational improvements.

    Engineered Products Segment

    Net sales for the Engineered Products segment through the first nine months of fiscal 2006 were $76.6 million as compared to $95.6 million for the same period a year ago. Sales in the first nine months of fiscal 2005 included $23.1 million from the business that was subsequently divested. This group of companies experienced increased sales to the automotive, aerospace, and power generation markets, and higher base selling prices.
    Operating income for the Engineered Products segment was $13.7 million compared to $16.4 million during the first nine months of fiscal 2005. The decrease is primarily attributable to operating income from the divested business included in the first nine months of fiscal 2005.

    Net Pension Expense

    In the third quarter of 2006, Carpenter had pre-tax net pension expense of $2.7 million. This was partially offset by the favorable tax effects of Medicare Part D, which resulted in net pension expense of $0.06 per diluted share. This compares to pre-tax net pension expense of $0.6 million, or less than $0.01 per diluted share, for the same quarter a year ago.
    The increase in the net pension expense in the third quarter of fiscal 2006 primarily reflects a decrease in the discount rate from 6.25% to 5.00%.
    The net pension amount is actuarially determined as of each June 30 and typically held constant throughout the fiscal year. The company's defined benefit pension plan remains well funded and, as in prior years, the company is not required to make a cash contribution to the plan.

    Other Items

    In the third quarter of fiscal 2006, selling and administrative expenses were $31.8 million, or 7.5 percent of sales, compared to $28.6 million, or 8.4 percent of sales, in the same quarter a year ago.
    For the first nine months of fiscal 2006, selling and administrative expenses were $89.7 million, or 8.0 percent of sales, compared to $85.9 million, or 9.0 percent of sales, for the first nine months of fiscal 2005.
    Interest expense for the quarter of $5.9 million was unchanged from the third quarter a year ago. For the first nine months of fiscal 2006, interest expense was $17.8 million compared to $17.6 million in the same period a year ago.
    Other income in the quarter was $4.0 million compared to $2.4 million in last year's third quarter. The increase in other income is primarily due to increased interest income from higher balances of invested cash. For fiscal 2006 year to date, other income rose to $15.8 million from $7.7 million for the comparable year ago period. The increase in other income is due primarily to increases in interest income from higher balances of invested cash and foreign exchange gains.
    Carpenter's income tax provision in the recent third quarter was $29.6 million, or 32.7 percent of pre-tax income, versus $17.8 million, or 33.5 percent, in the same quarter a year ago. For the first nine months of fiscal 2006, Carpenter's income tax provision was $74.0 million, or 34.0 percent of pre-tax income, versus $39.8 million, or 31.2 percent, for the same period a year ago. For the first nine months of fiscal 2005, Carpenter's income tax provision benefited from a $4.5 million favorable settlement of an outstanding tax matter.

    Cash Flow and Liquidity

    Carpenter has maintained the ability to provide cash to meet its needs through cash flow from operations, management of working capital and the flexibility to use outside sources of financing to supplement internally generated funds.
    Free cash flow in the recent third quarter was $53.3 million, compared with free cash flow of $46.1 million in the third quarter a year ago. Through the first nine months of fiscal 2006, free cash flow was $95.8 million, compared to $88.7 million for the same period a year ago.
    Carpenter believes that its current financial resources, both from internal and external sources, will be more than adequate to meet its foreseeable needs.

    Conference Call

    Carpenter will host a conference call and webcast today, April 24, at 10:00 AM, Eastern Time, to discuss the results of operations for the third quarter of fiscal 2006.
    Please call 610-208-2800 for details of the conference call. Access to the call will also be made available at Carpenter's web site (www.cartech.com) and through CCBN (www.ccbn.com). A replay of the call will be made available at www.cartech.com or at www.ccbn.com.
    Carpenter produces and distributes specialty alloys, including stainless steels, titanium alloys and superalloys, and various engineered products. Information about Carpenter can be found on the Internet at www.cartech.com.
    Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter's filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended June 30, 2005, its subsequent Form 10-Q and the exhibits attached to those filings. They include but are not limited to: 1) the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, industrial, automotive, consumer, medical and power generation, or other influences on Carpenter's business such as new competitors, the consolidation of customers and suppliers or the transfer of manufacturing capacity from the United States to foreign countries; 2) the ability of Carpenter to achieve cost savings, productivity improvements or process changes; 3) the ability to recoup increases in the cost of energy and raw materials or other factors; 4) domestic and foreign excess manufacturing capacity for certain metals;
5) fluctuations in currency exchange rates; 6) the degree of success of government trade actions; 7) the valuation of the assets and liabilities in Carpenter's pension trusts and the accounting for pension plans; 8) possible labor disputes or work stoppages; and 9) the potential that our customers may substitute alternate materials or adopt different manufacturing practices that replace or limit the suitability of our products. Any of these factors could have an adverse and/or fluctuating effect on Carpenter's results of operations. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Carpenter undertakes no obligation to update or revise any forward-looking statements.



                   CONSOLIDATED STATEMENT OF INCOME
                 (in millions, except per share data)


                                     Three Months
                                         Ended      Nine Months Ended
                                       March 31          March 31
                                    --------------- ------------------
                                      2006    2005      2006     2005
                                    ------- ------- --------- --------

NET SALES                           $426.0  $342.1  $1,117.7   $951.8

Cost of sales                        301.9   256.9     808.2    728.6
                                    ------- ------- --------- --------
Gross profit                         124.1    85.2     309.5    223.2

Selling and administrative expenses   31.8    28.6      89.7     85.9
                                    ------- ------- --------- --------
Operating income                      92.3    56.6     219.8    137.3

Interest expense                       5.9     5.9      17.8     17.6
Other income, net                     (4.0)   (2.4)    (15.8)    (7.7)
                                    ------- ------- --------- --------

Income before income taxes            90.4    53.1     217.8    127.4
Income taxes                          29.6    17.8      74.0     39.8
                                    ------- ------- --------- --------
NET INCOME                           $60.8   $35.3    $143.8    $87.6
                                    ======= ======= ========= ========

EARNINGS PER COMMON SHARE:
   Basic                             $2.39   $1.43     $5.67    $3.60
                                    ======= ======= ========= ========
   Diluted                           $2.32   $1.38     $5.51    $3.48
                                    ======= ======= ========= ========


WEIGHTED AVERAGE COMMON
  SHARES OUTSTANDING:
   Basic                              25.3    24.4      25.2     24.0
                                    ======= ======= ========= ========
   Diluted                            26.1    25.4      25.9     25.0
                                    ======= ======= ========= ========

Cash dividends per common share      $0.15   $0.10     $0.45  $0.2825
                                    ======= ======= ========= ========





                             PRELIMINARY
                 CONSOLIDATED STATEMENT OF CASH FLOWS
                            (in millions)

                                                    Nine Months Ended
                                                        March 31
                                                   -------------------
                                                     2006      2005
                                                   --------- ---------

OPERATIONS:
  Net income                                         $143.8     $87.6
  Adjustments to reconcile net income to
   net cash provided from operations:
    Depreciation                                       34.1      35.0
    Amortization                                        1.4       2.8
    Deferred income taxes                              (3.0)     17.7
    Net pension expense                                 8.1       1.8
    Net loss on asset disposals                         0.3       0.3
  Changes in working capital and other:
    Receivables                                       (40.2)    (30.3)
    Inventories                                       (34.0)    (38.7)
    Other current assets                                7.2      (4.0)
    Accounts payable                                    7.8      15.3
    Accrued current liabilities                         4.3      21.5
    Other, net                                         (8.2)     (4.2)
                                                   --------- ---------
Net cash provided from operations                     121.6     104.8
                                                   --------- ---------

INVESTING ACTIVITIES:
  Purchases of plant, equipment and software          (13.7)     (8.8)
  Proceeds from disposals of plant and equipment        0.3       0.6
  Purchases of marketable securities                 (271.1)   (138.8)
  Sales of marketable securities                      312.7      69.1
                                                   --------- ---------
Net cash provided from (used for) investing
 activities                                            28.2     (77.9)
                                                   --------- ---------

FINANCING ACTIVITIES:
  Net change in short-term debt                          --      (1.3)
  Payments on long-term debt                           (0.2)       --
  Dividends paid                                      (12.4)     (7.9)
  Proceeds from issuance of common stock               12.4      46.1
                                                   --------- ---------
Net cash (used for) provided from financing
 activities                                            (0.2)     36.9
                                                   --------- ---------

Effect of exchange rate changes on cash and cash
 equivalents                                            1.1      (2.3)
                                                   --------- ---------

INCREASE IN CASH AND CASH EQUIVALENTS                 150.7      61.5
Cash and cash equivalents at beginning of period      163.8      76.6
                                                   --------- ---------
Cash and cash equivalents at end of period           $314.5    $138.1
                                                   ========= =========


Certain reclassifications of prior year's amounts have been made to conform with current year's presentation.






                             PRELIMINARY
                      CONSOLIDATED BALANCE SHEET
                            (in millions)

                                                 March 31    June 30
                                                   2006       2005
                                                ----------- ----------

ASSETS
Current assets:
  Cash and cash equivalents                         $314.5     $163.8
  Marketable securities                               65.0      106.6
  Accounts receivable, net                           232.7      193.4
  Inventories                                        262.1      228.6
  Deferred income taxes                                8.5        7.4
  Other current assets                                22.6       31.8
                                                ----------- ----------
     Total current assets                            905.4      731.6

Property, plant and equipment, net                   548.0      569.2
Prepaid pension cost                                 248.0      250.8
Goodwill                                              46.4       46.4
Trademarks and trade names, net                       20.4       21.1
Other assets                                          33.5       34.3
                                                ----------- ----------
Total assets                                      $1,801.7   $1,653.4
                                                =========== ==========

LIABILITIES
Current liabilities:
  Accounts payable                                  $141.0     $133.4
  Accrued liabilities                                119.9      115.5
  Current portion of long-term debt                    0.2        0.2
                                                ----------- ----------
     Total current liabilities                       261.1      249.1

Long-term debt, net of current portion               333.2      333.7
Accrued postretirement benefits                      102.9      108.5
Deferred income taxes                                189.3      192.5
Other liabilities                                     46.1       45.4
                                                ----------- ----------
Total liabilities                                    932.6      929.2
                                                ----------- ----------


STOCKHOLDERS' EQUITY
  Convertible preferred stock                         18.3       19.7
  Common stock                                       132.1      129.7
  Capital in excess of par value - common stock      290.2      278.1
  Reinvested earnings                                485.9      354.5
  Common stock in treasury, at cost                  (36.0)     (35.8)
  Deferred compensation                               (5.7)      (9.2)
  Accumulated other comprehensive loss               (15.7)     (12.8)
                                                ----------- ----------
     Total stockholders' equity                      869.1      724.2
                                                ----------- ----------

Total liabilities and stockholders' equity        $1,801.7   $1,653.4
                                                =========== ==========






                              PRELIMINARY
                        SEGMENT FINANCIAL DATA
                             (in millions)


                                      Three Months
                                          Ended      Nine Months Ended
                                        March 31         March 31
                                     --------------- -----------------
                                      2006    2005     2006     2005
                                     ------- ------- --------- -------

Net sales:
  Specialty Metals                   $400.3  $311.1  $1,042.5  $858.6
  Engineered Products                  26.3    31.9      76.6    95.6
  Intersegment                         (0.6)   (0.9)     (1.4)   (2.4)
                                     ------- ------- --------- -------

  Consolidated net sales             $426.0  $342.1  $1,117.7  $951.8
                                     ======= ======= ========= =======

Operating income:
  Specialty Metals                    $93.1   $52.6    $217.4  $125.5
  Engineered Products                   4.3     5.6      13.7    16.4
  Corporate costs                      (7.2)   (5.3)    (18.7)  (15.3)
  Pension earnings, interest &
   deferrals                            2.6     3.7       7.8    11.1
  Intersegment                         (0.5)    ---      (0.4)   (0.4)
                                     ------- ------- --------- -------

   Consolidated operating income      $92.3   $56.6    $219.8  $137.3
                                     ======= ======= ========= =======



Carpenter is organized in the following business units: Specialty Alloys Operations, Dynamet, Carpenter Powder Products and Engineered Products. For segment reporting, the Specialty Alloys Operations, Dynamet and Carpenter Powder Products operating segments have been aggregated into one reportable segment, Specialty Metals, because of the similarities in products, processes, customers, distribution methods and economic characteristics.

The service cost component of net pension expense, which represents the estimated cost of future pension liabilities earned associated with active employees, is included in the operating results of the business segments. The residual net pension expense, which is comprised of the expected return on plan assets, interest costs on the projected benefit obligations of the plans, and amortization of actuarial gains and losses and prior service costs, is included under the heading "Pension earnings, interest & deferrals."







                              PRELIMINARY
                      SELECTED FINANCIAL MEASURES
                 (in millions, except per share data)


                                         Three Months   Nine Months
                                             Ended          Ended
                                           March 31       March 31
                                         ------------- ---------------
FREE CASH FLOW                            2006   2005    2006    2005
                                         ------ ------ ------- -------

Net cash provided from operations        $60.7  $52.4  $121.6  $104.8
Purchases of plant, equipment and
 software                                 (3.5)  (4.0)  (13.7)   (8.8)
Proceeds from disposals of plant and
 equipment                                 0.3    0.4     0.3     0.6
Dividends paid                            (4.2)  (2.7)  (12.4)   (7.9)
                                         ------ ------ ------- -------
Free cash flow                           $53.3  $46.1   $95.8   $88.7
                                         ====== ====== ======= =======

Free cash flow is a measure of cash generated which management evaluates for alternative uses.



                                         Three Months   Nine Months
                                             Ended          Ended
                                           March 31       March 31
                                         ------------- ---------------
NET PENSION EXPENSE                       2006   2005    2006    2005
                                         ------ ------ ------- -------

Pension plan expense (income)             $1.5  ($0.6)   $4.5   ($1.8)
Other postretirement benefits expense      1.2    1.2     3.6     3.6
                                         ------ ------ ------- -------
Pre-tax net pension expense                2.7    0.6     8.1     1.8
Income tax benefit                        (1.3)  (0.5)   (3.8)   (1.6)
                                         ------ ------ ------- -------
Net pension expense                       $1.4   $0.1    $4.3    $0.2
                                         ====== ====== ======= =======

Net pension expense per share            $0.06  $0.00   $0.17   $0.01
                                         ====== ====== ======= =======

Weighted average diluted common shares    26.1   25.4    25.9    25.0
                                         ====== ====== ======= =======

Grouping these retirement benefits together, and discussing changes in this volatile net expense is helpful in analyzing the operational performance of the company.

    CONTACT: Carpenter Technology Corporation
             Investor and Media Inquiries:
             Jaime Vasquez, 610-208-2165
             jvasquez@cartech.com